EXHIBIT 99.1

On October 31, 2005, the Registrant issued the following news release:

“AMERICAN OIL & GAS ANNOUNCES SALE OF UTAH
OIL AND GAS LEASES TO MAB RESOURCES LLC

     DENVER — October 31, 2005 — American Oil & Gas, Inc. (AMEX: AEZ) announced that it has entered into an agreement to sell its interests in three oil and gas leases, covering approximately 6,400 net mineral acres in Box Elder County, Utah, to MAB Resources LLC (“MAB”). American owns a 75% interest in the leases and expects to realize net proceeds of approximately $680,000 after deducting costs related to the sale. Third parties own the remaining 25% and are also selling their interests to MAB. MAB will pay a total of $1.2 million in cash for the leases. The Company has received 40% of its share of the sales price and expects final closing to occur on or before December 1, 2005.

     Under the agreement, American Oil & Gas will retain an overriding royalty interest of approximately 2.65%, and will receive 48 cents for each barrel of hydrocarbon produced and sold.

     The leases are located in Utah’s Great Salt Lake basin in the West Rozel field, an area within the boundaries of the lake itself, that previously produced heavy oil from test wells drilled by Amoco in the late 1970‘s and early 1980‘s. West Rozel crude has potential applications that include the making of asphalt for highway paving, asphalt roofing materials and specialized pharmaceutical applications.

     Pat O’Brien, CEO of American stated, “We have done extensive work over the last two years bringing our West Rozel project to this stage. We are pleased to announce this agreement with MAB, which we believe has the team and vision required to move the project forward toward development. The structure of this agreement will allow us to participate in the future success at West Rozel in a very meaningful way while allowing us to focus our manpower and resources on the other large projects in our portfolio.”

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

     MAB Resources, LLC is a private entity that identifies, evaluates and participates in the development of prospective oil and gas exploration and development opportunities. Additional information about MAB Companies is available at www.mabcompanies.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”